UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Earliest Event Reported: December 17, 2004

NEW JERSEY MINING COMPANY
(Exact name of registrant as specified in its charter)

Idaho	000-28837	82-0490295
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

P.O. Box 1019 (Street: 89 Appleberg Road)
Kellogg, Idaho	83837
(Address of principal executive offices)	(Zip Code)

(208) 783-3331
Issuer's telephone number

N/A
(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 1.01 Entry into a Material Definitive Agreement.

At a December 14, 2004 Board Meeting, the Board of Directors of New Jersey Mining Company approved the exercise of the Option to Lease the Golden Chest mine near Murray, Idaho. The company has exploration agreements with Metaline Contact Mines (MCM) and Prichard Creek Resource Partners, LLC (PCRP) covering the Golden Chest and surrounding area. Upon signing of the agreements, the Company will issue 100,000 shares of its common stock to exercise the lease with MCM and 30,000 shares to exercise the lease with PCRP.

The term of both leases is for 15 years and thereafter as long as leased substances are mined, processed or marketed from the leased premises. The lease with MCM covers approximately 230 acres of patented land, and calls for a 3% Net Smelter Return (NSR) royalty with additional royalties of up to an additional 3%, if the gold price exceeds certain inflation adjusted gold prices. Also, for each 10,000 ounce increment of gold production, the Company will issue MCM 50,000 shares of its common stock.

An NSR royalty of 3.0% is a condition of the lease with Prichard Creek Resource Partners, LLLC. The lease covers an area of approximately 83 acres of unpatented claims. An additional royalty of up to 3% is also due if gold prices exceed certain inflation adjusted gold prices. Upon commencement of commercial production, the Company must issue one-time fee of thirty thousand shares of its common stock.

ITEM 9. EXHIBITS.

(c)	Exhibit No.

	99.1	Press Release issued December 17, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEW JERSEY MINING COMPANY

Dated: December 17, 2004	By:	/s/ Fred W. Brackebusch

Name: Fred W. Brackebusch
Title: President